Ehibit 99.1

For Immediate Release

For Details Contact:

Ed Richardson                                                  Dario Sacomani

Chairman and Chief Executive Officer          Senior Vice President and

Richardson Electronics, Ltd.                          Chief Financial Officer

Phone:  (630) 208-2340                                     Richardson Electronics, Ltd.

E-mail:  info@rell.com

Richardson Electronics Appoints KPMG LLP As Independent Auditors

LaFox, IL, Friday August 22, 2003:  Richardson Electronics, Ltd.  (NASDAQ: RELL) today announced that it has selected KPMG LLP as its independent auditors for the fiscal year ending May 31, 2004, replacing Ernst & Young LLP, who will continue to perform tax compliance work for the Company.

The decision to change auditors was made by the audit committee and was not the result of any disagreement between the Company and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

“We appreciate the professional services that Ernst & Young provided to Richardson Electronics through the many years as our independent auditors,” said Dario Sacomani, senior vice president and chief financial officer.  “We look forward to beginning our relationship with KPMG that will bring fresh perspectives to our financial accounting processes.”

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of “engineered solutions,” serving the RF and wireless communications, industrial power conversion, security and display systems markets.  The Company delivers engineered solutions for its customers’ needs through product manufacturing, systems integration, prototype design and manufacture, testing and logistics.  Press announcements and other information about Richardson are available on the World Wide Web at http://www.rell.com/investor.asp